As filed with the Securities and Exchange Commission on March 19, 2021
Registration No. 333-247928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to

Form F-1
on
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Verona Pharma plc
(Exact name of registrant as specified in its charter)

United Kingdom (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
3 More London Riverside
London SE1 2RE
United Kingdom
+(44) 203 283 4200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th floor
New York, NY 10168
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Peter N. Handrinos
Latham & Watkins LLP
200 Clarendon Street
Boston, Massachusetts 02116
+1 617 948 6000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

EXPLANATORY NOTE
On August 17, 2020, Verona Pharma plc (the “Registrant”) filed a registration statement on Form F-1 (Registration No. 333-247928) (as amended, the “Registration Statement”) to register 355,831,184 of the Registrant’s ordinary shares, nominal value £0.05 per share (the “ordinary shares”), for resale by selling securityholders, which Registration Statement became effective on August 27, 2020. As of such date, the Registrant was a foreign private issuer within the meaning of the Securities Act of 1933, as amended. The Registrant determined that, effective as of January 1, 2021, it was no longer a foreign private issuer, and as a result is subject to the registration requirements applicable to a United States domestic registrant. This Post-Effective Amendment No. 1 to Form F-1 on Form S-3 is being filed by the Registrant to convert the Registration Statement into a Registration Statement on Form S-3, and contains a prospectus relating to the resale by the selling securityholders of 355,831,184 ordinary shares (the “Registered Shares”) that were registered under the Registration Statement of which 307,520,072 ordinary shares are in the form of the Registrant’s American Depositary Shares and 48,088,896 Ordinary Shares may be re-designated from the Registrant’s non-voting ordinary shares. The Registrant’s American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-217353). All filing fees payable in connection with the registration of the Registered Shares under the Registration Statement were paid by the Registrant at the time of the initial filing of the Registration Statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated March 19, 2021.
PROSPECTUS
Verona Pharma plc
355,831,184 Ordinary Shares
(including Ordinary Shares in the Form of American Depositary Shares)
Offered by the Selling Securityholders
This prospectus relates to the resale from time to time in one or more offerings by the selling securityholders named herein of up to an aggregate of 355,831,184 of our ordinary shares, nominal value £0.05 per share, of which 307,520,072 are in the form of American Depositary Shares, or ADSs, and 48,088,896 are ordinary shares that may be re-designated from our non-voting ordinary shares, nominal value £0.05 per share.
The ordinary shares registered hereby may be offered and sold by the selling securityholders through one or more underwriters, broker-dealers, agents or directly to purchasers, or through a combination of these methods. If the ordinary shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”
We are not selling any ordinary shares under this prospectus, and we will not receive any of the proceeds from the offer and sale of ordinary shares by the selling securityholders.
Our ADSs are listed on The Nasdaq Global Market under the symbol “VRNA.” On March 16, 2021, the last reported sale price of our ADSs on The Nasdaq Global Market was $8.60 per ADS.
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus and the document incorporated by reference in this prospectus concerning factors you should consider before investing in our securities.
We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders named herein may, from time to time, sell up to 355,831,184 ordinary shares, including in the form of ADSs, as described in this prospectus. When the selling securityholders offer and sell securities, they may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Verona,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Verona Pharma plc and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the ordinary shares, including in the form of ADSs.
Solely for convenience, any trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights. This prospectus may contain additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is www.veronapharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•
Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021.

•
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2021.

•
Our Current Report on Form 8-K filed with the SEC on March 2, 2021.

•
The description of our ordinary shares and ADSs contained in the our registration statement on Form 8-A filed with the SEC on April 19, 2017 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Verona Pharma plc
3 More London Riverside
London SE1 2RE
United Kingdom
+44 203 283 4200
info@veronapharma.com
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Overview
We are a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. Our product candidate, ensifentrine, is a first-in-class, inhaled, dual inhibitor of the phosphodiesterase 3 and PDE4 enzymes. We are developing ensifentrine in three formulations for the most widely used inhalation devices: nebulizer, dry powder inhaler and pressurized metered-dose inhaler. Initially, we are targeting chronic obstructive pulmonary disease (“COPD”), a common, chronic, progressive, and life-threatening respiratory disease without a cure. If successfully developed, ensifentrine would be the first therapeutic with a novel mode of action for COPD in a decade. In 2020, we commenced a Phase 3 clinical trial of ensifentrine for the treatment of COPD.
Corporate Information
Our principal office is located at 3 More London Riverside, London SE1 2RE, United Kingdom, and our telephone number is +(44) 203 283 4200.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of ordinary shares being offered by any of the selling securityholders.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association and relevant provisions of English law. Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our articles of association and English law in effect as of the date of this prospectus. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable English law and our articles of association, which have been publicly filed with the Securities and Exchange Commission.
General
We were incorporated as a public limited company with the legal name Isis Resources plc under the laws of England and Wales on February 24, 2005 with the company number 5375156. In September 2006, we acquired Rhinopharma Limited, a company incorporated under the laws of the province of British Columbia, Canada and changed our name to Verona Pharma plc. Our registered office is One Central Square, Cardiff, CF10 1FS. The principal legislation under which we operate and our shares are issued is the Companies Act 2006.
Articles of Association
Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles of Association, or the Articles, and applicable UK law.
Ordinary Shares
In accordance with the Articles, the following summarizes the rights of holders of our voting ordinary shares:
•
each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•
the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•
holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registered Shares
We are required by the Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Computershare Investor Services plc.
Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. For discussion on our ADSs and ADS holder rights see “Description of American Depository Shares” below. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs as discussed in “Description of American Depository Shares” below.
Under the Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:
•
the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or

•
there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights
English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). On April 16, 2020, our shareholders approved the exclusion of preemptive rights up to an aggregate nominal amount of £21,065,327.60 which shall expire on June 1, 2021 unless renewed, revoked or varied sooner.
Shares and Rights Attaching to Them
Objects
The objects of our company are unrestricted.
Share Rights
Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our board.
Voting Rights
Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to voting ordinary shares are as follows:
•
on a show of hands, every shareholder who (being an individual) is present in person and (being a corporation) is present by a duly authorized representative shall have one vote;

•
on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•
on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•
on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act 2006, as described in “Differences in Corporate Law — Voting Rights” below, a poll may be demanded by:
•
the chairman of the meeting;

•
at least five shareholders present in person or by proxy and entitled to vote;

•
any shareholder(s) present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting (excluding the shares held in treasury); or

•
any shareholder(s) present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sums paid up on all shares conferring that right (excluding the shares held in treasury).

Restrictions on Voting
No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.
The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares.
No holders of non-voting ordinary shares shall be entitled to receive notice of, attend or vote at any general meeting.
Dividends
We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our profits and, if at any time, our share capital is divided into different classes the board may pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends.
Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.
No dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall, if the Board so resolved, be forfeited and shall revert to us.
Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.
Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets other than cash, and in particular of paid up shares or debentures of any other company. The directors may, if authorized by ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up, subject to such exclusions as the Board may deem necessary or desirable.
No shareholder shall be entitled to receive any dividend or other distribution in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

Change of Control
There is no specific provision in our articles of association that would have the effect of delaying, deferring or preventing a change of control.
Distributions on Winding Up
On a winding up, the liquidator may, with the consent by a special resolution of shareholders and any other resolution of the shareholders (excluding us to the extent we are a shareholder by virtue only of our holding of shares as treasury shares) in proportion to their shareholdings in specie or in kind or sanction of the court required by the Companies Act 2006 and/or the Insolvency Act 1986, divide amongst the shareholders the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability or potential liability.
Variation of Rights
All or any of the rights and restrictions attached to any class of shares issued may be altered, added to or revoked with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act 2006 and the terms of their issue. The Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.
Alteration to Share Capital
We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act 2006. We may redeem or purchase all or any of our shares as described in “— Other U.K. Law Considerations — Purchase of Own Shares.”
Preemption Rights
In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares as described in “— Preemptive Rights” and “— Differences in Corporate Law — Preemptive Rights” below.
Transfer of Shares
Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act 2006 and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.
All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.
The board may decline to register any transfer of any share:
•
which is not a fully paid share;

•
to a person known to be a minor, bankrupt or person who is mentally disordered or a patient for the purpose of any statute relating to mental health;

•
to an entity which is not a natural or legal person;

•
unless any written instrument of transfer, duly stamped, is lodged with us at our registered office or such other place as the board may appoint accompanied by the certificate for the shares to which it relates;

•
unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so;

•
where the transfer is in respect of more than one class of share; and

•
in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.
Shareholder Meetings
Annual General Meetings
In accordance with the Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act 2006, as described in “— Differences in Corporate Law — Annual General Meeting” and “— Differences in Corporate Law — Notice of General Meetings” below.
The arrangements for the calling of general meetings are described in “— Differences in Corporate Law — Notice of General Meetings” below.
Quorum of General Meetings
No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote, holding or representing at least 33 1/3% of the issued and outstanding shares of the Company’s ordinary voting shares present at such general meeting in person or by proxy, shall be a quorum for all purposes.
Class Meetings
The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:
•
the quorum for such class meeting shall be two holders in person or by proxy representing not less than 33 1/3% in nominal value of the issued shares of the class (excluding any shares held in treasury);

•
at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him; and

•
if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors
Number of Directors
We may not have less than two directors on the board of directors. We may, by ordinary resolution of the shareholders, vary the minimum and maximum number of directors from time to time.

Appointment of Directors
Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board. However, any person that is not a director retiring from the existing board must be recommended by a shareholder not less than seven and not more than 21 days before the day of the appointment in order to be eligible for election.
Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed the maximum number fixed by or in accordance with the Articles of Association.
Any director appointed by the board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.
Rotation of Directors
At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office.
The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.
A director who retires at the annual general meeting shall be eligible for re-election.
The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost.
Directors’ Interests
The directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.
Subject to the requirements under sections 175, 177 and 182 of the Companies Act 2006, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest at a meeting of the directors.
In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the board or of a committee of the board on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:
•
the resolution relates to the giving of any security, guarantee or indemnity to the director in respect of money lent or obligations incurred by the director at the request of or for the benefit of us or our subsidiaries;

•
the resolution relates to the giving to a third party of a security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

•
his interest arises by virtue of any offer of shares or debentures or other securities by us or our subsidiaries for subscription or purchase in which offer the director is or may be entitled to participate as a holder of securities or in the director is interested as a participant in the underwriting or sub-underwriting thereof;

•
the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•
the resolution relates in any way to an arrangement in whole or in part for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•
the resolution relates to the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme or employees’ share scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by the U.K. tax authorities for taxation purposes and which does not award him any privilege or benefit not awarded to the employee to whom the scheme relates; or

•
the resolution relates in any way to the purchase or maintenance for the directors of insurance against any liability which by virtue of any rule of law would otherwise attach to all or any of them in respect of any negligence, default, breach of duty or breach of trust in relation to us or any of our subsidiaries.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.
If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by a majority of votes of the remaining directors present at the meeting or if there is an equality of votes, the Chairman shall have a second or casting vote and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.
Directors’ Fees and Remuneration
Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board (or for the avoidance of doubt any duly authorized committee of the board) provided that the aggregate of all such fees so paid to directors shall not exceed £500,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.
Each director may be paid his traveling, hotel and incidental expenses of attending and returning from meetings of the board or committees of the board or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly incurred by him in the conduct of our business or in the discharge of his duties as a director. Any director who, by request, performs special or extra services which in the opinion of the board go beyond the ordinary duties of a director may be paid such extra remuneration as the board may determine.
An executive director shall receive such remuneration as the board may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Borrowing Powers
The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.
Indemnity
Every director, alternate director, other officer or auditor of our group may be indemnified against all costs, charges, expenses, losses and liabilities incurred by him in connection with any negligence, default, breach of duty or breach of trust by him in relation to us or in relation to the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to such members of our group.
Other U.K. Law Considerations
Mandatory Purchases and Acquisitions
Pursuant to Sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.
Sell Out
The Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.
Disclosure of Interest in Shares
Pursuant to Part 22 of the Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.
Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or default shares within the prescribed period, the directors may by notice direct that:

§ in respect of the default shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the default shares;
§ where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant member of any default shares may be registered (unless the member himself is not in default and the member proves to the satisfaction of the Board that no person in default as regards supplying such information is interested in any of the default shares); and/or
§ any shares held by the relevant member in uncertificated form shall be converted into certificated form and that member shall not after that be entitled to convert all or any shares held by him into uncertificated form (unless the member himself is not in default as regards supplying the information required and the member proves to the satisfaction of the board that, after due and careful inquiry, the member is satisfied that none of the shares he is proposing to convert into uncertificated form is a default share).
Purchase of Own Shares
Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:
•
specify the maximum number of shares authorized to be acquired;

•
determine the maximum and minimum prices that may be paid for the shares; and

•
specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
Distributions and Dividends
Under the Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.
It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:
•
if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Takeovers and Mergers
Following our delisting from AIM, the U.K. Panel on Takeovers and Mergers has confirmed to us that the U.K. City Code on Takeovers and Mergers or the Code will not apply to us. However, we may become subject to the Code in the future if any changes to the board composition results in the majority of our directors being resident in the United Kingdom, Channel Islands or the Isle of Man. We have incorporated certain takeover protections in our articles of association so that we are able to defend ourselves and our shareholders from hostile takeovers.
Differences in Corporate Law
The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.
	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.
Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than

	England and Wales	Delaware
	company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding nay paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.
Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

	England and Wales	Delaware
100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.
Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.
Pre-emptive Rights	Under the Companies Act 2006, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.
Authority to Allot	Under the Companies Act 2006, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible

	England and Wales	Delaware
	meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.
Liability of Directors and Officers	Under the Companies Act 2006, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).
any breach of the director’s duty of loyalty to the corporation or its stockholders;
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share

	England and Wales	Delaware
	company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.	of capital stock held by such stockholder.
Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.
Shareholder Vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

	England and Wales	Delaware

the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and
the approval of the court.

the approval of the board of directors; and
approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:
to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
to exercise independent judgment;
to exercise reasonable care, skill and diligence;
not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and
a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts

	England and Wales	Delaware
have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.
Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.
Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and
allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
We are providing you with a summary description of the material terms of our ADSs and of the material rights of owners of our ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. We have registered 100,000,000 of our ADSs with the SEC under a registration statement on Form F-6 (Reg. No. 333-217353), or the F-6 Registration Statement.
Citibank, N.A., or Citibank, has agreed to act as the depositary for our ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.
We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of the F-6 Registration Statement. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-217353 when retrieving such copy.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, eight of our ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system, or DRS). The DRS reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the DRS, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The DRS includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Other Distributions
As a holder of ADSs, you generally have the right to receive the distributions we make on the ordinary shares deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deducting the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the ordinary shares on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of ordinary shares on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Distributions of Shares
Whenever we make a free distribution of ordinary shares for the ordinary shares on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
The depositary will not distribute the rights to you if:
•
we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•
we fail to deliver satisfactory documents to the depositary; or

•
it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.
The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
The depositary will not distribute the property to you and will sell the property if:
•
we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•
we do not deliver satisfactory documents to the depositary; or

•
the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the ordinary shares on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of Verona.
If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and England and Wales legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•
the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•
all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•
you are duly authorized to deposit the ordinary shares;

•
the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•
the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•
ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•
provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•
provide any transfer stamps required by the State of New York or the United States; and

•
pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and England and Wales considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
•
temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•
obligations to pay fees, taxes and similar charges; and/or

•
restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital and Articles of Association — Articles of Association” above.
At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.
If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:
•
In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•
In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.
Fees and Charges
As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fee
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares	Up to $0.05 per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio)	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held
ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary
As an ADS holder you will also be responsible to pay certain charges such as:
•
taxes (including applicable interest and penalties) and other governmental charges;

•
the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•
certain cable, telex and facsimile transmission and delivery expenses;

•
the expenses and charges incurred by the depositary in the conversion of foreign currency;

•
the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•
the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.
In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of any applicable ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933, as amended, or the Securities Act, or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).
We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.
Termination
After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with the termination of the deposit agreement, the depositary may, independently and without the need for any action by us, make available to holders a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored American depositary shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•
We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•
The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•
The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•
We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•
We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•
We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•
We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•
We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•
We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•
We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•
No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions
Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:
•
Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•
Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•
Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial
The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of England and Wales.
AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

SELLING SECURITYHOLDERS
On July 17, 2020, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the selling securityholders. Pursuant to the Purchase Agreement, we agreed to sell an aggregate of 38,440,009 ADSs, each representing eight ordinary shares, and 48,088,896 non-voting ordinary shares, at a purchase price equal to $4.50 per ADS and $0.5625 per non-voting ordinary share, or the 2020 Private Placement. The closing of the 2020 Private Placement occurred on July 22, 2020. We received aggregate gross proceeds from the 2020 Private Placement of approximately $200 million. Additionally, on July 14, 2020, we entered into a subscription agreement with David Ebsworth, a director, pursuant to which Dr. Ebsworth purchased 222,216 ordinary shares at a purchase price per share of £0.45 concurrently with, and contingent upon, the 2020 Private Placement, or the Concurrent Placement.
In connection with the 2020 Private Placement, we entered into a Registration Rights Agreement with the selling securityholders. Pursuant to the Registration Rights Agreement, we agreed to prepare and file a registration statement with the SEC no later than 30 days following the closing date for purposes of registering the resale of the ordinary shares underlying the ADSs and the ordinary shares into which the non-voting ordinary shares may be re-designated. We also agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC. On August 17, 2020, we filed a registration statement on Form F-1 to register the resale by the selling securityholders of the ordinary shares purchased in the 2020 PIPE and the Concurrent Placement, including ordinary shares in the form of ADSs, which became effective on August 27, 2020. As of such date, we were a foreign private issuer within the meaning of the Securities Act of 1933, as amended. We determined that, effective as of January 1, 2021, we were no longer a foreign private issuer, and as a result we are subject to the registration requirements applicable to a United States domestic registrant. As a result, we filed a registration statement on Form S-3 to register the resale by the selling securityholders of the ordinary shares purchased in the 2020 PIPE and Concurrent Placement of which this prospectus forms a part.
The following table sets forth information concerning the ordinary shares that may be offered from time to time by each selling securityholder. The number of ordinary shares beneficially owned by each selling securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 440,215,550 ordinary shares outstanding as of March 1, 2021, including ordinary shares in the form of ADSs. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, ordinary shares subject to options, restricted share units or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 1, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed selling securityholders is c/o Verona Pharma plc, 3 More London Riverside, London SE1 2RE, United Kingdom. Each of the selling securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling securityholder unless noted otherwise, subject to community property laws where applicable.
The following table sets forth certain information provided by or on behalf of the selling securityholders concerning the ordinary shares that may be offered from time to time by each selling securityholder pursuant to this prospectus. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the selling securityholders, including regarding the identity of, and the securities held by, each selling securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
The following selling securityholders have held a position or office, or had another material relationship, with us within the prior three years: David Zaccardelli is our Chief Executive Officer, Mark Hahn is our Chief Financial Officer, and David Ebsworth, Anders Ullman and Martin Edwards are members of our Board of Directors.

	Shares Beneficially Owned Prior to Offering				Shares Beneficially Owned After Offering
Name and address of beneficial owner	Number of Ordinary Shares	Number of Non-Voting Ordinary Shares	Percentage	Number of Shares Being Offered	Number of Ordinary Shares	Number of Non-Voting Ordinary Shares	Percentage
Abingworth Bioventures VI, LP(1)	21,064,222	—	4.8%	12,444,448	8,619,774	—	2.0%
Acorn Bioventures VI L.P.(2)	12,444,448	—	2.8%	12,444,448	—	—	—
AI Biotechnology LLC(3)	44,444,448	—	10.1%	44,444,448	—	—	—
Aisling Capital IV, LP(4)	11,839,630	—	2.7%	7,111,112	4,138,643	—	1.1%
Altium Growth Fund, L.P.(5)	1,777,784	—	*	1,777,784	—	—	—
Anders Ullman, Ph.D.(6)	336,112	—	*	266,664	69,448	—	*
CVI Investments, Inc.(7)	3,555,560	—	*	3,555,560	—	—	—
DAFNA affiliates(8)	1,777,776	—	*	1,777,776	—	—	—
David Ebsworth, Ph.D.(9)	671,747	—	*	222,216	449,531	—	*
David Zaccardelli, Pharm.D.(10)	1,027,056	—	*	444,440	582,616	—	*
Fairmount affiliates(11)	7,111,112	—	1.6%	7,111,112	—	—	—
Foresite Capital Fund III, L.P.(12)	8,888,896	—	2.0%	8,888,896	—	—	—
Ghost Tree Master Fund, LP(13)	4,444,448	—	1.0%	4,444,448	—	—	—
Inshan Sinha 2019 Trust(14)	355,552	—	*	266,664	88,888	—	*
John A. Stalfort III(15)	888,896	—	*	888,896	—	—	—
Logos Global Master Fund, L.P.(16)	2,666,672	—	*	2,666,672	—	—
Mark W. Hahn(17)	453,992	—	*	177,784	276,208	—	*
Martin Edwards(18)	94,088	—	*	53,328	—	—	—
New Enterprise Associates affiliates(19)	42,638,131	—	9.6%	31,111,112	11,527,019	—	2.6%
Natasha Sinha 2019 Trust(20)	355,552	—	*	266,664	88,888	—	*
Novo A/S(21)	12,893,250	—	2.9%	8,888,888	4,004,362	—	*
OrbiMed affiliates(22)	42,093,330	—	9.5%	35,555,560	6,537,770	—	1.5%
Entities affiliated with Paul B. Manning(23)	12,444,448	—	2.8%	12,444,448	—	—	—
Perceptive Life Sciences Master Fund, Ltd.(24)	23,111,112	—	5.2%	23,111,112	—	—	—
Parallax Biomedical Fund, LP(25)	355,560	—	*	355,560	—	—	—
Polar Capital Holdings plc(26)	11,679,931	—	2.7%	7,111,112	4,568,819	—	1.1%
RA Capital Management affiliates(27)	43,581,339	48,088,896	9.9%	88,888,896	—	—	—
Revach Fund LP(28)	444,448	—	*	444,448	—	—	—
Samsara BioCapital, L.P.(29)	8,888,896	—	2.0%	8,888,896	—	—	—
Soleus Capital Master Fund, L.P.(30)	7,111,112	—	1.6%	7,111,112	—	—	—
Sphera affiliates(31)	8,000,000	—	1.8%	8,000,000	—	—	—
Steven M. Goldman(32)	444,448	—	*	444,448	—	—	—
Tekla Capital affiliates(33)	7,784,875	—	1.8%	1,777,784	5,122,277	—	1.4%
Vivo Capital affiliates(34)	26,256,032	—	6.0%	12,444,448	13,811,584	—	3.1%

*
Less than 1%.

(1)
Consists of (a) 1 ordinary share held directly by Abingworth Bioventures VI, LP, or Abingworth VI, and 19,660,000 ordinary shares held in the form of ADSs, and (b) warrants to purchase 1,404,221 ordinary shares held directly by Abingworth VI. Abingworth Bioventures VI GP LP, or Abingworth GP VI, serves as general partner of Abingworth VI. Abingworth General Partner VI LLP, or Abingworth General Partner VI, serves as general partner of Abingworth GP VI. Abingworth General Partner VI has delegated to Abingworth LLP, all investment and dispositive power over the securities held by Abingworth VI. An Abingworth LLP investment committee comprised of Timothy Haines, Kurt von Emster, Genghis Lloyd-Harris, Shelley Chu, Brian Gallagher and Bali Muralidhar approves investment and voting decisions of Abingworth VI by a majority vote, and no individual member has the sole control or voting power over the securities held by Abingworth VI. Abingworth GP VI, Abingworth

General Partner VI, Abingworth LLP and each of Timothy Haines, Kurt von Emster, Genghis Lloyd-Harris, Shelley Chu, Brian Gallagher and Bali Muralidhar disclaim beneficial ownership of securities held by Abingworth VI, except to the extent, if any of their pecuniary interest therein. Andrew Sinclair is a Partner and Portfolio Manager at Abingworth LLP and a member of our board of directors. Dr. Sinclair does not have voting or dispositive power over any of the securities held by Abingworth Vl. Beneficial ownership information is based on information known to us. Abingworth VI’s mailing address is 38 Jermyn Street, London SW1Y 6DN, United Kingdom.
(2)
Consists of 12,444,448 ordinary shares held directly by Acorn Bioventures, L.P., all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us.

(3)
Consists of 44,444,448 ordinary shares held directly by AI Biotechnology LLC, or AI, all of which are held in the form of ADSs. AI is a subsidiary in a multi-tier corporate structure of which Access Industries Holdings LLC, or Access Holdings, is the parent holding company and is ultimately managed by Access Industries Management, LLC, or Access Industries, and controlled by Mr. Len Blavatnik. Each of Access Holdings, Access Industries and Mr. Blavatnik disclaims beneficial ownership of all shares held by AI except to the extent of their actual pecuniary interest therein. Beneficial ownership information is based on information known to us and a Schedule 13G filed with the SEC on July 24, 2020. The mailing address of AI, Access Holdings, Access Industries and Mr. Blavatnik is 40 West 57th Street, 28th Floor, New York, NY 10019.

(4)
Consists of (a) 10,659,880 ordinary shares held directly by Aisling Capital IV, L.P., or Aisling, all of which are held in the form of ADSs, and (b) warrants to purchase 589,875 ordinary shares held directly by Aisling. These shares are owned directly by Aisling and held indirectly by Aisling Capital Partners IV, LP, or Aisling GP, as general partner of Aisling, Aisling Capital Partners IV LLC, or Aisling Partners, as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members, or Managers, of Aisling Partners are Dr. Andrew Schiff and Steve Elms. Aisling GP, Aisling Partners and the Managers share voting and dispositive power over the shares directly held by Aisling. Each of Aisling GP, Aisling Partners and the Managers may be deemed to be the beneficial owner of the securities listed above only to the extent of its pecuniary interest therein. The above information shall not be deemed an admission that any of Aisling GP, Aisling Partners or any of the Managers is the beneficial owner of any securities reported herein in excess of such amount. Beneficial ownership information is based on information known to us and a TR-1 provided to us on June 6, 2017. The address of the principal business offices of each of these entities and individuals is 888 Seventh Avenue, 12th Floor, New York, New York 10106.

(5)
Consists of 1,777,784 ordinary shares held directly by Altium Growth Fund, LP, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The address of the principal business office of Altium Growth Fund, LP is 152 West 57 Street, FL 20, New York, NY 10019.

(6)
Consists of 317,912 ordinary shares, all of which are held in the form of ADSs.

(7)
Consists of 3,555,560 ordinary shares held directly by CVI Investments, Inc., or CVI, all of which are held in the form of ADSs. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of ordinary shares (in the form of ADSs) purchased by CVI in this offering. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. Beneficial ownership information is based on information known to us. The principal business address of Heights Capital Management, Inc. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(8)
Consists of 1,306,672 ordinary shares held directly by DAFNA LifeScience LP, all of which are held in the form of ADSs and (b) 471,104 ordinary shares held directly by DAFNA LifeScience Select LP, all of which are held in the form of ADSs. DAFNA Capital Management LLC is the sole general partner of

DAFNA LifeScience LP and DAFNA LifeScience Select LP. The Chief Executive Officer and Chief Investment Officer of DAFNA Capital Management LLC are Dr. Nathan Fischel and Dr. Fariba Ghodsian, respectively. These individuals may be deemed to have shared voting and investment power of the shares held by DAFNA LifeScience LP and DAFNA LifeScience Select LP. Each of Dr. Fischel and Dr. Fariba disclaim beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. Beneficial ownership information is based on information known to us. DAFNA Capital’s mailing address is 10990 Wilshire Blvd. #1400, Los Angeles, CA 90024.
(9)
Consists of (a) 666,824 ordinary shares in the form of ADSs, (b) 3 ordinary shares and (c) warrants to purchase 4,920 ordinary shares.

(10)
Consists of 1,027,056 ordinary shares, all of which are held in the form of ADSs.

(11)
Consists of 5,980,760 ordinary shares held directly by Fairmount Healthcare Fund II LP, or Fairmount II, all of which are held in the form of ADSs and (b) 1,130,352 ordinary shares held directly by Fairmount Healthcare Fund LP, or Fairmount, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address of Fairmount and Fairmount II is 2001 Market Street, Suite 2500, Philadelphia, PA 19103.

(12)
Consists of 8,888,896 ordinary shares held directly by Foresite Capital Fund III, L.P., or FCF III, all of which are held in the form of ADSs. Foresite Capital Management III, LLC, or FCM III, is the general partner of FCF III, and Mr. James Tananbaum is the managing member of FCM III. Each of FCM III and Mr. Tananbaum disclaims beneficial ownership of all shares held by FCF III except to the extent of their actual pecuniary interest therein. Beneficial ownership information is based on information known to us. FCF III’s mailing address is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(13)
Consists of 4,444,448 ordinary shares held directly by Ghost Tree Master Fund, LP, all of which are held in the form of ADSs. The mailing address of Ghost Tree Master Fund, LP is 200 Dorado Beach Drive, 3732 West Beach, Dorado, Puerto Rico, 00646. Beneficial ownership information is based on information known to us.

(14)
Consists of 355,552 ordinary shares held directly by Inshan Sinha 2019 Trust, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us.

(15)
Consists of 888,896 ordinary shares held directly by John A. Stalfort III, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address for Mr. Stalfort is 200 Garrett Street, Suite S, Charlottesville, VA 22902.

(16)
Consists of 2,666,672 ordinary shares held directly by Logos Global Master Fund L.P., all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The address of the principal business office of Logos Global Master Fund L.P. is 1 Letterman Dr., Bldg. D, Ste. D3-700, San Francisco, CA 94129.

(17)
Consists of 453,992 ordinary shares, all of which are held in the form of ADSs.

(18)
Consists of 94,088 ordinary shares, all of which are held in the form of ADSs.

(19)
Consists of (a) 9,757,393 ordinary shares held directly by Growth Equity Opportunities Fund IV, LLC, or GEO, of which 5,333,328 are held in the form of ADSs, (b) warrants to purchase 1,769,626 ordinary shares held directly by GEO, and (c) 31,111,112 ordinary shares held directly by Growth Equity Opportunities 17, LP, or GEO 17, all of which are held in the form of ADSs. New Enterprise Associates 15, L.P., or NEA 15, is the sole member of GEO. NEA Partners 15, L.P., NEA Partners 15, is the sole general partner of NEA 15. NEA 15 GP, LLC, or NEA 15 LLC, is the sole general partner of NEA Partners 15. Forest Baskett, Anthony Florence, Jr., Mohamad Makhzoumi, Scott D. Sandell, and Peter Sonsini are the managers of NEA 15 LLC. NEA 15, NEA Partners 15, NEA 15 LLC and the managers of NEA 15 LLC share voting and dispositive power with regard to the securities held by GEO. Each of NEA 15, NEA Partners 15 and NEA 15 LLC as well as each of the managers of NEA 15 LLC disclaims beneficial ownership of all shares held by GEO except to the extent of their actual pecuniary interest therein. New Enterprise Associates 17, L.P., or NEA 17, is the sole member of GEO 17. NEA Partners 17, L.P., or NEA Partners 17, is the sole general partner of NEA 17. NEA 17 GP, LLC, or NEA 17 LLC, is the sole general partner of NEA Partners 17. Forest Baskett, Ali Behbahani, Carmen Chang, Anthony Florence, Jr., Mohamad Makhzoumi, Joshua Makower, Edward Mathers, Scott

D. Sandell, Paul Walker, Rick Yang, Liza Landsman, and Peter Sonsini, are the managers of NEA 17 LLC. NEA 17, NEA Partners 17, NEA 17 LLC and the managers of NEA 17 LLC share voting and dispositive power with regard to the securities held by GEO 17. Each of NEA 17, NEA Partners 17 and NEA 17 LLC as well as each of the managers of NEA 17 LLC disclaims beneficial ownership of all shares held by GEO 17 except to the extent of their actual pecuniary interest therein. Beneficial ownership information is based on information known to us and a Schedule 13D/A filed with the SEC on August 3, 2020. GEO’s and GEO 17’s mailing address is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093-4135.
(20)
Consists of 355,552 ordinary shares held directly by Natasha Sinha 2019 Trust, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us.

(21)
Consists of (a) 11,123,624 ordinary shares in the form of ADSs held directly by Novo A/S, or Novo, and (b) warrants to purchase 1,769,626 ordinary shares. The board of directors of Novo A/S, or the Novo Board, has shared investment and voting control over the securities held by Novo and may exercise such control only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in the securities held by Novo. Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on February 4, 2021. Novo’s mailing address is Tuborg Havnevej 19, Hellerup, G7 2900, Denmark.

(22)
Consists of (a) 40,225,392 ordinary shares held directly by OrbiMed Private Investments VI, LP, or OPI VI, all of which are held in the form of ADSs and, (b) warrants to purchase 1,867,938 ordinary shares are held directly by OPI VI. OrbiMed Capital GP VI LLC, or OrbiMed GP VI, is the general partner of OPI VI. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of OrbiMed GP VI. By virtue of such relationships, OrbiMed GP VI and OrbiMed Advisors may be deemed to have voting and investment power over the securities held by OPI VI and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the ordinary shares held by OPI VI. Beneficial ownership information is based on information known to us and a Schedule 13 D/A filed with the SEC on January 26, 2018. The mailing address of OPI VI, OrbiMed GP VI, and OrbiMed Advisors is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(23)
Consists of 6,222,224 ordinary shares held directly by BKB Growth Investments, LLC, or BKB Growth, all of which are held in the form of ADSs and (b) 6,222,224 ordinary shares held directly by PD Joint Holdings, LLC Series 2016-A, or PD Joint, all of which are held in the form of ADSs. Paul B. Manning and Bradford Manning are each managers of Tiger Lily Capital, LLC, the manager of BKB Growth and PD Joint. Beneficial ownership information is based on information known to us. The address for each of BKB Growth and PD Joint is c/o Tiger Lily Capital, LLC, 200 Garrett Street, Suite O, Charlottesville, VA 22902.

(24)
Consists of 23,111,112 ordinary shares held directly by Perceptive Life Sciences Master Fund, Ltd., all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address of Perceptive Life Sciences Master Fund, Ltd. is 51 Astor Place, 10th Floor, New York, NY 10003.

(25)
Consists of 355,560 ordinary shares held directly by Parallax Biomedical Fund, LP, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address of Parallax Biomedical Fund, LP is c/o Vista Point Capital, P.O. Box 357, Walnut Creek, CA 94597.

(26)
Consists of (a) 11,611,112 ordinary shares of which 4,500,000 ordinary shares are held directly by Polar Capital Funds plc, or PCF, and 7,111,112 ordinary shares are held by Polar Capital Partners LLP — Biotechnology Fund, or Polar Capital, in the form of ADSs and (b) warrants to purchase 68,819 ordinary shares held directly by PCF. PCF and Polar Capital are managed by Polar Capital Holdings plc, or PCH. Beneficial ownership information is based on information known to us. The mailing address for Polar Capital Biotechnology Fund is c/o Polar Capital PLC, 16 Palace Street, London, SW1E 5JD.

(27)
Consists of (a) 36,770,504 ordinary shares held directly by RA Capital Healthcare Fund, L.P., or RA Capital, all of which are held in the form of ADSs, (b) 43,339,542 non-voting ordinary shares to be re-designated as ordinary shares, held directly by RA Capital, (c) 4,029,496 ordinary shares held directly by Blackwell Partners LLC  —  Series A, or Blackwell, all of which are held in the form of ADSs, and (d) 4,749,354 non-voting ordinary shares to be re-designated as ordinary shares, held directly by Blackwell. RA Capital and Blackwell may elect to have any portion of their non-voting ordinary shares re-designated as voting ordinary shares at any time, unless, immediately following such conversion, they would beneficially own more than 9.99% of the outstanding ordinary shares. If RA Capital or Blackwell would beneficially own more than 9.99% of the outstanding ordinary shares following such re-designation, then the re-designation would occur no earlier than 61 days following the election for such re-designation. RA Capital Management, L.P., or Adviser, is the investment manager for RA Capital and Blackwell. The general partner of the Adviser is RA Capital Management GP, LLC, or Adviser GP, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the managing members. The Adviser, the Adviser GP, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of securities held by RA Capital and Blackwell except to the extent of their pecuniary interest therein. Beneficial ownership information is based on a Schedule 13G filed on February 16, 2021. RA Capital Management’s mailing address is 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(28)
Consists of 444,448 ordinary shares held directly by Revach Fund LP, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address of Revach Fund LP is 80 Brainard Road, West Hartford, CT 06117.

(29)
Consists of 8,888,896 ordinary shares held directly by Samsara BioCapital, L.P., all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address of Samsara BioCapital, L.P. is 628 Middlefield Road, Palo Alto, CA 94301.

(30)
Consists of 7,111,112 ordinary shares held directly by Soleus Capital Master Fund, L.P., all of which are held in the form of ADSs. Soleus Capital, LLC, or Soleus Capital, is the general partner of Soleus Master Fund. The managing member of Soleus Capital is Soleus Capital Group, LLC, or Soleus Capital Group, of which Mr. Guy Levy is the managing member. Soleus Capital, Soleus Capital Group and Mr. Levy disclaim beneficial ownership of securities held by Soleus Master Fund except to the extent of their pecuniary interest therein. Beneficial ownership information is based on information known to us. Soleus Master Fund’s and Soleus Capital’s mailing address is 104 Field Point Road, 2nd Floor, Greenwich, CT 06830.

(31)
Consists of 6,000,000 ordinary shares held directly by Sphera Global Healthcare Master Fund, or Sphera Healthcare, all of which are held in the form of ADSs and (b) 2,000,000 ordinary shares held directly by Sphera Biotech Master Fund, or Sphera Biotech, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address for Sphera Healthcare is 21 Ha’arbaa Street, 4th Floor, Tel Aviv, Israel.

(32)
Consists of 444,448 ordinary shares held directly by Steven M. Goldman, all of which are held in the form of ADSs. Beneficial ownership information is based on information known to us. The mailing address of Mr. Goldman is 390 West End Avenue, Apt. 6J, New York, NY 10024.

(33)
Consists of (a) 5,268,575 ordinary shares held directly by Tekla World Healthcare Fund, or Tekla World, of which 3,231,112 are held in the form of ADSs, (b) warrants to purchase 513,192 ordinary shares held directly by Tekla World, (c) 746,672 ordinary shares held directly by Tekla Life Sciences Investors, or Tekla Life, all of which are held in the form of ADSs, (d) warrants to purchase 371,622 ordinary shares held directly by Tekla Life. Tekla Capital Management LLC, or Tekla Capital, is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 and is the investment adviser of Tekla World and Tekla Life, each of which is a registered investment company pursuant to Section 8 of the Investment Company Act of 1940. Each of Tekla Capital and Daniel R. Omstead, through his control of Tekla Capital, has sole power to dispose of the shares beneficially owned by Tekla World and Tekla Life. Neither Tekla Capital nor Daniel R. Omstead has the sole power to vote or direct the vote of the shares beneficially owned by Tekla World and Tekla Life, which power resides in each fund’s Board of Trustees. Tekla Capital carries out the voting of the shares under written guidelines established by each fund’s Board of Trustees. Beneficial ownership information is based on information known to us and a Schedule 13G filed with the SEC on February 12, 2020. Tekla Capital’s mailing address is 100 Federal Street, 19th Floor, Boston, MA 02110.

(34)
Consists of (a) 2,388,728 ordinary shares held directly by Vivo Ventures Fund VI, L.P., or Vivo VI, of which 1,126,760 are held in the form of ADSs, (b) warrants to purchase 370,871 ordinary shares held directly by Vivo VI, (c) warrants to purchase 2,717 ordinary shares held directly by Vivo Ventures VI

Affiliates Fund, L.P., or Vivo Affiliates VI, (d) 11,990,717 ordinary shares held directly by Vivo Ventures Fund VII L.P., or Vivo VII, of which 6,942,840 are held in the form of ADSs, (e) 53,088 ordinary shares held directly by Vivo Ventures VII Affiliates Fund, L.P., or Vivo Affiliates VII, all of which are held in the form of ADSs, (f) 9,955,560 ordinary shares held directly by Vivo Ventures Fund Cayman VII, L.P., or Vivo Ventures Cayman VII, all of which are held in the form of ADSs, (g) warrants to purchase 1,462,477 ordinary shares held directly by Vivo VII, (h) warrants to purchase 31,874 ordinary shares held directly by Vivo Affiliates VII. Vivo Ventures VI, LLC, or Vivo Ventures VI, is the sole general partner of Vivo VI and Vivo Affiliates VI. Vivo Ventures VII, LLC, or Vivo Ventures VII, is the sole general partner of Vivo VII, Vivo Affiliates VII and Vivo Ventures Cayman VII. Vivo Ventures VI and Vivo Ventures VII disclaim beneficial ownership of all shares held by Vivo VI, Vivo Affiliates VI, Vivo VII,Vivo Affiliates VII and Vivo Ventures Cayman VII, except to the extent of any pecuniary interest therein. The managing members of Vivo Ventures VI are Drs. Albert Cha, Edgar Engleman and Frank Kung, each of whom may be deemed to have shared voting and dispositive power of the shares held by Vivo VI and Vivo Affiliates VI. The managing members of Vivo Ventures VII are Drs. Albert Cha, Edgar Engleman, Frank Kung, and Mr. Shan Fu, each of whom may be deemed to have shared voting and dispositive power of the shares held by Vivo Vll and Vivo Affiliates Vll. Mahendra Shah, the Managing Director of Vivo Capital, is a member of our Board of Directors and disclaims beneficial ownership of these shares. Beneficial ownership information is based on information known to us and a Schedule 13G/A filed with the SEC on July 24, 2020. Vivo Ventures VI’s and Vivo Ventures VII’s mailing address is 192 Lytton Avenue, Palo Alto, CA, 94301.

PLAN OF DISTRIBUTION
The selling securityholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares in the form of ADSs or interests in such ADSs on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may use one or more of the following methods when disposing of the ADSs or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
through brokers, dealers or underwriters that may act solely as agents;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling securityholders to sell a specified number of such ADSs at a stipulated price per ADS;

•
a combination of any such methods of disposition; and

•
any other method permitted pursuant to applicable law.

The selling securityholders may also sell ADSs under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.
Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of ADSs, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.
Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of ADSs involved, (iii) the price at which such ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.
The selling securityholders also may transfer ADSs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the ADSs or interests in the ADSs, the selling securityholders may enter into hedging transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling securityholders may also sell ADSs short after the effective date of the registration statement of which this prospectus is a part and deliver these ADSs to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these ADSs. The selling securityholders may also enter into options or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling securityholders and any broker-dealers or agents that are involved in selling the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.
We have advised the selling securityholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the ADSs. The foregoing may affect the marketability of the ADSs.
The aggregate proceeds to the selling securityholders from the sale of the ADSs offered by them will be the purchase price of the ADSs less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering.
We are required to pay all fees and expenses incident to the registration of the ADSs. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.
We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the ordinary shares (including in the form of ADSs) covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (b) such time as all of the ordinary shares (including in the form of ADSs) covered by this prospectus have been previously sold or transferred in accordance with Rule 144 of the Securities Act, (c) such time as the ordinary shares (including in the form of ADSs) becoming eligible for resale by the holder without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144 of the Securities Act, and (d) the fifth anniversary of the closing of the 2020 Private Placement, which is July 22, 2025.

LEGAL MATTERS
Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Verona Pharma plc. Additional legal matters may be passed upon for the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH, United Kingdom.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following is an estimate of the expenses, other than with respect to the SEC registration fee, (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.
SEC registration fee	$45,725.02*
FINRA filing fee	$(1)
Printing expenses	$(1)
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Blue Sky, qualification fees and expenses	$(1)
Transfer agent fees and expenses	$(1)
Depositary fees and expenses	$(1)
Miscellaneous	$(1)
Total	$(1)

*
The SEC registration fee was previously paid upon the filing by the Registration of the Registration Statement on Form F-1 on August 17, 2020 (Registration No. 333-247928).

(1)
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers
Members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s articles of association:
Current and former members of the registrant’s board of directors or officers shall be reimbursed for:
a)   all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and
b)   expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.
Furthermore, Section 40 of the Articles of Association, adopted by Special Resolution on December 18, 2020 and filed as Exhibit 1 to the Company’s Form 6-K filed on December 30, 2020, provides that the Company may, from time to time and at its discretion, indemnify every director or other officer for any loss, cost, expense or liability incurred in connection with any negligence, default, breach of duty or breach of trust by such person in relation to the Company or such person’s execution of Company duties. This provision also allows the Company to indemnify a director or officer for any liability incurred as the result of defending any actual or threatened criminal, regulatory, or civil proceeding (except, however, that indemnity shall not apply if liability is incurred).
In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.
In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.
The registrant has also entered into indemnification agreements with each member of its board of directors and its executive officers. These indemnification agreements require the registrant, among other things, to indemnify its directors and executive officers with respect to any claims, actions and proceedings, whether civil, criminal or regulatory, or, collectively the Claims, and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with an such Claims, arising out of, or in connection with, his or her service as a director or executive officer, subject to certain limitations. The registrant also maintains liability insurance for its directors and executive officers.
Item 16.   Exhibits
Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1	Articles of Association of Verona Pharma plc, as amended (incorporated by reference to Exhibit 1 to the Company’s Report on Form 6-K filed on December 30, 2020) (File No. 001-38067).
4.1	Deposit Agreement, dated as of May 2, 2017, by and among Verona Pharma plc, Citibank N.A., as depositary, and all holders and beneficial owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F filed on February 27, 2018) (File No. 001-38067).
4.2	Form of American Depositary Receipt (included in Exhibit 4.1)
4.3	Registration Rights Agreement, dated as of July 29, 2016, by and between Verona Pharma plc and the investors set forth therein (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form F-1 (File No. 333-217124), filed with the SEC on April 3, 2017).
4.4	Registration Rights Agreement, dated as of July 16, 2020, by and between Verona Pharma plc and the investors set forth therein (incorporated by reference to Exhibit 2 of the Company’s Report on Form 6-K (File No. 001-38067), filed with the SEC on July 22, 2020).
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Powers of Attorney (incorporated by reference to the signature page hereto).

*
To be filed by amendment or incorporated by reference in connection with the offering of the securities.

Item 17.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, Florida, on March 19, 2021.
VERONA PHARMA PLC
By:	/s/ David Zaccardelli David Zaccardelli, Pharm. D. President and Chief Executive Officer
POWER OF ATTORNEY
Each of the undersigned officers and directors of the registrant hereby severally constitutes and appoints David Zaccardelli and Mark Hahn, and each of them singly (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement, and any other registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE
/s/ David Zaccardelli David Zaccardelli, Pharm. D.	President, Chief Executive Officer and Director (principal executive officer)	March 19, 2021
/s/ Mark Hahn Mark Hahn	Chief Financial Officer (principal financial and accounting officer)	March 19, 2021
/s/ David Ebsworth David Ebsworth, Ph.D.	Chairperson of the Board of Directors	March 19, 2021
/s/ Ken Cunningham Ken Cunningham, M.D.	Director	March 19, 2021
/s/ Lisa Deschamps Lisa Deschamps	Director	March 19, 2021
/s/ Martin Edwards Martin Edwards, M.D.	Director	March 19, 2021

SIGNATURE	TITLE	DATE
/s/ Rishi Gupta Rishi Gupta	Director	March 19, 2021
/s/ Mahendra Shah Mahendra Shah, Ph.D.	Director	March 19, 2021
/s/ Andrew Sinclair Andrew Sinclair, Ph.D.	Director	March 19, 2021
/s/ Vikas Sinha Vikas Sinha	Director	March 19, 2021
/s/ Anders Ullman Anders Ullman, M.D., Ph.D.	Director	March 19, 2021

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Verona Pharma plc, has signed this Registration Statement on Form S-3, in the City of New York, State of New York, on March 19, 2021.
COGENCY GLOBAL INC.
(Authorized Representative in the United States)
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:  Senior Vice President on behalf of Cogency Global Inc.